Exhibit 5.1

	ATTORNEYS AT LAW		Broomfield, CO
720 566-4000

	Five Palo Alto Square		Reston, VA
	3000 El Camino Real		703 456-8000
	Palo Alto, CA		San Diego, CA
	94306-2155		858 550-6000
	Main	650 843-5000	San Francisco, CA
November 8, 2005	Fax	650 849-7400	415 693-2000

www.cooley.com

BRETT D. WHITE
Rackable Systems, Inc.	(650) 843-5191
1933 Milmont Drive	whitebd@cooley.com
Milpitas, California 95035

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Rackable Systems, Inc. (the “Company”) of a Registration Statement on Form S-l (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering an underwritten public offering of up to nine million two hundred thousand (9,200,000) shares of common stock, which includes up to two million six hundred thousand (2,600,000) shares to be sold by the Company (the “Company Shares”) and up to six million six hundred thousand (6,600,000) shares to be sold by certain selling stockholders (the “Selling Stockholders’ Shares”), including one million two hundred thousand (1,200,000) shares for which the underwriters have been granted an overallotment option.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended to date, and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholders’ Shares and the Company Shares have been duly authorized by the Company, the Selling Stockholders’ Shares are, or will be upon exercise of options and payment thereof, validly issued, fully paid and non-assessable, and the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be, validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Very truly yours,

COOLEY GODWARD LLP

By:	/S/ BRETT D. WHITE
Brett D. White